SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2012

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-171386	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Ste. 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

Pursuant to a Registration Statement on Form S-4, File No. 333-171386 (the “Registration Statement”), USMD Holdings, Inc. (“Holdings”) registered the issuance of up to 10,225,000 shares of its Common Stock to be issued in connection with a business combination described therein (the “Contribution”) and in the Contribution and Purchase Agreement by and among Holdings, UANT Ventures, L.L.P. (“Ventures”), Urology Associates of North Texas, L.L.P. (“UANT”) and USMD Inc. (“USMD”), dated as of August 19, 2010 (the “Original Contribution Agreement”). Pursuant to the terms of the Original Contribution Agreement, immediately prior to the Contribution, a subsidiary of Ventures would merge with and into UANT, resulting in UANT becoming a wholly-owned subsidiary of Ventures, and certain of the USMD shareholders would contribute all or a portion of their shares of USMD common stock to Ventures in exchange for partnership interests in Ventures. When the Contribution is consummated, Ventures would contribute its assets, which would include its equity interests in USMD and UANT, and the remaining USMD shareholders would contribute their USMD shares, to Holdings in exchange for shares of Holdings common stock.

In December 2011, Ventures entered into merger agreements with each of The Medical Clinic of North Texas, P.A. (“MCNT”) and Impel Management Services, L.L.C. (“Impel”). These merger agreements (the “Merger Agreements”) provided that subsidiaries of Ventures would merge with and into each of MCNT and Impel, resulting in these businesses becoming wholly-owned subsidiaries of Ventures prior to the closing of the Contribution. By virtue of the mergers, the equity interests in MCNT and Impel would convert into partnership interests in Ventures. Effective December 15, 2011, Holdings, USMD, UANT and Ventures entered into an Amendment to the Contribution and Purchase Agreement (the “Amendment” and collectively with the Original Contribution Agreement, the “Contribution Agreement”) to reflect, among other changes, that, immediately following the mergers, Ventures would contribute to Holdings, in addition to its equity interests in USMD and UANT, its equity interests in MCNT and Impel as part of the Contribution. On May 21, 2012, Ventures, Holdings, MCNT and Impel executed a corresponding amendment to the merger agreements.

Effective August 31, 2012, Holdings and the other parties consummated the foregoing mergers and the Contribution.

The description of the transactions and agreements set forth above do not purport to be complete and are qualified in its entirety by reference to the Contribution Agreement and the Merger Agreements, which were filed by the Company as annexes to the Registration Statement.

A copy of the Company’s press release dated September 7, 2012 announcing the closing of the Contribution is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective August 31, 2012 and in connection with the consummation of the Contribution, Holdings entered into agreements with JPMorgan Chase Bank, N.A. as Agent, and other lenders providing for a six month revolving credit facility of up to $10 million and term loan facilities of up to $21 million (collectively the “Facilities”). The term loans consist of Term Loan A in the principal amount of $12.5 million and with a five year maturity; Term Loan B in the principal amount of $3.5 million and with a two year maturity; and Term Loan C in the principal amount of $5.0 million and with a five year maturity. The Facilities are secured by all of the assets of Holdings and its subsidiaries, which are co-borrowers under the Facilities. Term loans are based on an interest rate of LIBOR plus a margin equal to 0.30% per annum for Term Loan A, 0.35% per annum for Term Loan B and 0.125% per annum for Term Loan C. Interest rates on the revolving credit facility can either be based on an interest rate of LIBOR plus 0.30% per annum or the commercial bank floating rate (higher of JP Morgan prime rate or adjusted one month LIBOR rate) plus 0.50% per annum. The availability of draws under the revolving credit facility is subject to the accuracy of representations and warranties and absence of a default. The Facilities contain customary restrictive covenants, including limitations on debt, investments and dividends, and financial covenants relating to fixed charge coverage, net income and capital expenditures. At August 31, 2012, after giving effect to the Contribution, no amounts under the revolving credit facility had been drawn.

Item 5.01.	Changes in Control of Registrant.

The Contribution was consummated effective August 31, 2012. Upon completion of the Contribution, Ventures was issued shares of Holdings Common Stock and immediately distributed approximately 534,000 shares of Holdings Common Stock to its partners on a pro rata basis. Pursuant to the terms of the Contribution Agreement, Ventures was also granted an option to purchase an additional 79,027 shares of Holdings Common Stock at an exercise price of $24.96 per share. As a result of this transaction structure, at the close of business on August 31, 2012, Ventures beneficially owned approximately 8,745,467 shares (approximately 86.5%) of the outstanding Common Stock of Holdings. Due to its ownership, Ventures is able by itself to elect all of the members of the board of directors of Holdings.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors

Contemporaneously with the closing of the Contribution and pursuant to Holdings’ prior agreement, the Holdings’ Board of Directors was expanded from seven to ten persons; and the following individuals were elected to fill the vacancies created thereby:

Steven D. Brock, M.D., 59, is board certified in Internal Medicine and has practiced medicine since 1981. He received his undergraduate degree from Texas Tech University in 1974 and his medical degree from The University of Texas Medical Branch at Galveston (“UTMB Galveston”) in 1978. Dr. Brock completed his internship then residency in Internal Medicine in 1981 at UTMB Galveston. He is a founding member of MCNT and serves on the Medical Executive Committee of USMD Arlington Hospital. Since 1997 he has served as the President of Impel.

Russell Dickey, M.D., 52, is a board certified obstetrician/gynecologist who has been in private practice in Arlington, Texas since 1990. Dr. Dickey graduated from the University of Texas Southwestern Medical School in 1986. He completed his residency training at the University of Texas Southwestern Parkland Memorial Hospital in 1990. There, he was selected as a Chief Resident and also won the Outstanding Teaching Resident award. Dr. Dickey has served in numerous leadership positions in the Arlington medical community, including Chairman of the OB/Gyn department at Arlington Memorial Hospital and Chief of Staff at USMD Arlington Hospital. Dr. Dickey has served on the board of directors of USMD Arlington Hospital since its inception. Dr. Dickey also serves as the Chairman of Strategic Planning for MCNT and is a member of the MCNT board of directors.

Khang Tran, M.D., 40, is a board certified internist who has been engaged in the practice of medicine since 2000. He received his undergraduate degree from Southern Methodist University and medical degree from University of Texas Southwestern Medical School. He joined MCNT in 2000 after completing a residency at the University of Texas Southwestern Parkland Memorial Hospital. Since 2005, Dr. Tran has been a member of MCNT’s Board of Directors and the Chairman of MCNT’s Finance Committee. Dr. Tran was appointed the Chief of the Department of Internal Medicine at The Medical Center of Plano in 2005. Subsequently, Dr. Tran served as the Chief of Staff and was a member of the Board of Trustees of The Medical Center of Plano from 2009-2010. He is currently the Medical Director for Primary Care Services at The Medical Center of Plano.

Employment Agreements

USMD Physician Services, a subsidiary of Holdings, has entered into employment agreements with substantially all of the physicians who provide professional medical services on behalf of UANT or MCNT. This includes the following executive officers and/or directors who are engaged in medical practice:

John House, M.D.	Chairman of the Board, CEO and President
Steven Brock, M.D.	Director
Patrick Collini, M.D.	Director
Russell Dickey, M.D.	Director
James Saalfield, M.D.	Director
Khang Tran, M.D.	Director
Richard Johnston, M.D.	Chief Physician Officer

Under these agreements, the physicians will receive base and incentive compensation in accordance with plans established by USMD Physician Services from time to time. It is expected that these plans will be based on the physician’s production of Relative Value Units (RVUs), a metric which reflects the quality and quantity of services rendered. Each physician has also agreed to non-competition covenants which extend to one year after termination of employment.

Item 8.01. Other Events.

On September 7, 2012, Holdings issued a press release regarding the consummation of the Contribution. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

The Company will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The Company will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit 99.1—	Press release, dated September 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: September 7, 2012	By:	/s/ Christopher Dunleavy
Christopher Dunleavy
Chief Financial Officer